Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Exworth Union LLC and the name of the corporation being merged into this surviving corporation is SAC Merger Sub Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Exworth Union Inc, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on filing of this Certificate of Merger with Secretary of State of the State of Delaware.

SIXTH: The Agreement of Merger is on file at 51 JFK Parkway, Suite 135, Short Hills, New Jersey 07078, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer the day of December 22, 2022.

Exworth Union Inc

By:	/s/ Yuanyuan Huang
An Authorized Officer
Name:	Dr. Yuanyuan Huang
Title:	Secretary